                                                                    EXHIBIT 4.40

                          SUPPLEMENTAL INDENTURE NO. 2

                        (ALLFIRST PREFERRED ASSET TRUST)

         SUPPLEMENTAL INDENTURE NO. 2, dated as of April 1, 2003 (this "Second Supplemental Indenture"), by and between M&T Bank Corporation, a New York corporation (the "Company") and successor by merger to Allfirst Financial Inc. ("Allfirst"), having its principal executive office at One M&T Plaza, Buffalo, New York 14203, and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

                                    RECITALS

         1. The Trustee is the trustee under that certain Indenture, dated as of July 13, 1999, as supplemented by Supplemental Indenture No. 1 dated September 15, 1999 (as supplemented, the "Indenture"), between the Trustee and Allfirst. Under the Indenture, Allfirst issued $105,310,000 aggregate principal amount of Floating Rate Junior Subordinated Debentures due July 15, 2029 (the "Outstanding Junior Subordinated Securities").

         2. As of the date hereof, Allfirst, a Delaware corporation, merged with and into the Company, with the Company being the surviving corporation, whereupon the separate corporate existence of Allfirst has ceased.

         3. The Company now wishes, pursuant to Section 801 of the Indenture, expressly to assume all of Allfirst's obligations under the Indenture and the Outstanding Junior Subordinated Securities.

         NOW, THEREFORE, in consideration of the premises, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Certain Definitions; Interpretation; Recitals. A capitalized term used in this Second Supplemental Indenture (including the above Recitals) without definition and defined in the Indenture shall have the meaning given it in the Indenture. All references in the Indenture to "this Indenture" or words of similar import, and the terms "hereby", "hereof", "hereunder", "herein" and any similar terms, as used in the Indenture, shall be deemed to refer to the Indenture as supplemented by this Second Supplemental Indenture. The above Recitals are an integral part of this Second Supplemental Indenture.

         2. Assumption. Pursuant to Section 801 of the Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest (including any additional interest) on all the Debentures (which consist of the Outstanding Junior Subordinated Securities) and the due and punctual performance and observance of every covenant and condition of the Indenture on the part of Allfirst to be performed or observed, as fully and completely as if the Company had originally executed and delivered the Indenture to the Trustee and had issued the Outstanding Junior Subordinated Securities. The Company hereby succeeds to and is substituted for Allfirst with the same effect as if it had been named in the Indenture as the party of the first part.

         3. Amendments. From and after the date of this Second Supplemental Indenture, all references in the Indenture and in the Outstanding Junior Subordinated Securities to "First Maryland Bancorp," "Allfirst Financial Inc." or "the Company" shall be references to M&T Bank Corporation, a New York corporation and the successor by merger to Allfirst.

         4. Representations, Warranties, Etc. The Company represents and warrants to and covenants with the Trustee as follows:

         (a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of New York, with the power and authority to own its assets and conduct its business as currently conducted, to enter into this Second Supplemental Indenture and to perform its obligations under the Indenture and the Outstanding Junior Subordinated Securities.

         (b) Allfirst has been duly and validly merged into the Company, and the Company has succeeded to all of the rights, privileges, duties and responsibilities of Allfirst, under the laws of the States of New York and Delaware.

         (c) The execution, delivery and performance of this Second Supplemental Indenture have been duly authorized by all necessary action on the part of the Company, and this Second Supplemental Indenture represents the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (d) No Event of Default, and no event which with notice or lapse of time or both would constitute an event of Default, has happened and is continuing as a result of the merger of Allfirst into the Company or otherwise.

         5. Other Agreements. (a) Except as expressly supplemented or amended hereby, all of the terms, provisions and conditions of the Indenture and the Outstanding Junior Subordinated Securities and all documents executed in connection therewith are ratified and confirmed and shall remain in full force and effect and shall remain enforceable and binding in accordance with their terms. This Second Supplemental Indenture shall in no way operate as a novation, release or discharge of any of the obligations the Company under, or of any of the provisions of, the Indenture and the Outstanding Junior Subordinated Securities.

         (b) This Second Supplemental Indenture does not, and shall not be deemed to, constitute a waiver of any past, present or future defaults by the Company under the Indenture or the Outstanding Junior Subordinated Securities, and the Trustee expressly reserves all rights and remedies available to it under the Indenture, the Outstanding Junior Subordinated Securities and under applicable law for the benefit of Holders from time to time.

         (c) This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         (d) Provided that each party executes a copy hereof, this Second Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same agreement.

         (e) In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail.

         (f) The statements herein are deemed to be those of the Company and not those of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

                                M&T BANK CORPORATION

                                By:     /s/ Michael S. Piemonte
                                    -------------------------------------
                                      Name: Michael S. Piemonte
                                      Title: Senior Vice President

                                By:     /s/ Brian R. Yoshida
                                    --------------------------------------
                                     Name: Brian R. Yoshida
                                     Title: Assistant Secretary

                                THE BANK OF NEW YORK

                                By:     /s/ Geovanni Barris
                                    ---------------------------------------
                                     Name: Geovanni Barris
                                     Title: Vice President

                                       3